Exhibit 99.1

ARES CAPITAL CORPORATION ANNOUNCES APPOINTMENT OF

PENNI ROLL AS CHIEF FINANCIAL OFFICER

New York, NY —December 22, 2010 — Ares Capital Corporation (NASDAQ:  ARCC) today announced the appointment of Penni Roll as Chief Financial Officer, replacing Richard Davis.  Ms. Roll was the Chief Financial Officer of Allied Capital Corporation from 1998 until April 2010 when Allied Capital was acquired by Ares Capital.  Since April 2010, Ms. Roll has served as Executive Vice President-Finance of Ares Capital Management, Ares Capital’s investment adviser.  Ms. Roll joined Allied Capital in 1995 as its Controller after serving as a Manager in KPMG’s financial services practice.

Mr. Davis has been the Chief Financial Officer of Ares Capital since March 2007 while he also served as Executive Vice President-Finance of Ares Management LLC, an affiliate of Ares Capital Management.  Mr. Davis will remain with Ares Management LLC and has been named its Chief Operating Officer and will continue to serve as an officer of Ares Capital as its Treasurer.  Ms. Roll will report to Michael Arougheti, Ares Capital’s President, and Mr. Davis who oversees all finance and accounting functions for Ares Management.

“The entire management team and I would like to thank Rick for his significant contributions to the success of Ares Capital. We feel very fortunate to be in a position to have Penni bring her significant public company and industry experience to Ares Capital and to keep Rick involved as an officer and free him to devote more time to the growing Ares Management platform,” said Mr. Arougheti.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. With offices in Atlanta, Chicago, Los Angeles, New York and Washington, D.C., Ares Capital is a specialty finance company that provides integrated debt and equity financing solutions to U.S. middle market companies. Ares Capital invests primarily in first- and second-lien loans and mezzanine debt, which in some cases includes an equity component. To a lesser extent, Ares Capital also makes equity investments. Ares Capital is externally managed by Ares Capital Management LLC, an affiliate of Ares Management LLC, a global alternative asset manager and a Securities and Exchange Commission registered investment adviser. As of September 30, 2010, Ares Management LLC had approximately $37 billion of committed capital under management.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and condition may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Ares Capital

Corporation undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

AVAILABLE INFORMATION

Ares Capital Corporation’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at www.arescapitalcorp.com.

CONTACT

Carl Drake

Ares Capital Corporation

310-201-4200